Nov 19 '2013 FINAL

COMMUNITY DEVELOPMENT FINANCIAL INSTITUTIONS FUND ASSISTANCE AGREEMENT

Awardee: Our Microlending, Llc	**CDFI Fund Award Number:** 131FA011595 **DUNS Number:** 013932461 **Employer Identification Number:** 261218989
Address: 1790 SW 22nd Street, Suite 201, , Coral Gables, FL 33145-2771	
Applicable Program: FA Component, CDFI Program **Date of Applicable NOFA:** 12/28/2012	**Date of Notice of Award (Performance Period Start Date):** 9/24/2013

By signing this Assistance Agreement and in consideration of the mutual covenants, conditions and agreements hereinafter set forth, the parties hereto, by their respective Authorized Representatives, agree to the following: (i) the award of Assistance hereunder shall be administered pursuant to the General Award Terms and Conditions, attached hereto as Schedule 3 and made a material part hereof; and (ii) the award of Assistance shall be further subject to the provisions, terms, conditions, requirements, certifications and representations set forth in all such additional schedules that are attached hereto and constitute a material part hereof. In witness whereof, the parties hereto do hereby execute and enter into this Assistance Agreement.

Community Development Financial Institutions Fund By: Authorized Representative: Adam Martinez Title: Program Manager	Our Microlending, Llc By: [signature] Authorized Representative: Emilio Santandreu Title: CEO

Effective Date:				
Matching Funds: Not Applicable				
Awardee Information				
Entity Type: Loan Fund (SOLICITUD DE. REVISAR CONTRA CERTIFICACION)				
CDFI Certification Status as of Date of Notice of Award: Certified ✓				
Financial Assistance				
	Initial Financial Assistance (FA) Award Breakdown*	**Initial FA Disbursement**	**Initial HFFI Financial Assistance (HFFI-FA) Award Breakdown***	**Initial HFFI-FA Disbursement**
Grant	$600,000	$0	$0	$0
Loan	$0	$0	$0	$0
Equity	$0	$0	$0	$0
Secondary Capital	$0	$0	$0	$0
Deposit	$0	$0	$0	$0
TOTAL	$600,000	$0	$0	$0
Amount of Financial Assistance Committed to Persistent Poverty Counties: $0				
Amount of HFFI Financial Assistance Committed to Persistent Poverty Counties: $0				

Technical Assistance			
Technical Assistance (TA) Award	$0	**Initial TA Disbursement**	$0

* Award breakdown may be modified at disbursement based upon the eligible form of Matching Funds presented.

COMMUNITY DEVELOPMENT FINANCIAL INSTITUTIONS (CDFI) FUND
NOTICE OF AWARD

Awardee:	Our Microlending, Llc
Control Number:	131FA011595
Authority:	12 U.S.C. 4701 et seq.; 12 C.F.R. Part 1805 and 12 C.F.R. Part 1815

GENERAL TERMS AND CONDITIONS

This Notice of Award signifies that the CDFI Fund has selected the award recipient (the "Awardee") for an award under the CDFI or NACA Program. The Awardee must comply, to the complete satisfaction of the CDFI Fund, with the General Terms and Conditions set forth below in order to receive a disbursement of funding from the CDFI Fund.

The CDFI Fund reserves the right to terminate this Notice of Award or take other appropriate action, in its sole discretion and without advance notice, if:

1. Information comes to the attention of the CDFI Fund that adversely affects the Awardee's eligibility for funding or the Awardee's certification as a CDFI;
2. Information comes to the attention of the CDFI Fund that adversely affects the CDFI Fund's evaluation of the Awardee's Application under the applicable NOFA and regulations;
3. Information comes to the attention of the CDFI Fund that indicates fraud or mismanagement on the part of the Awardee;
4. The Awardee is not in compliance with the terms of any prior Assistance Agreement or Award Agreement with the CDFI Fund, including failure to meet reporting requirements; and/or
5. The Awardee has a balance of undisbursed funds under a prior CDFI Fund award.

The CDFI Fund reserves the right, in its sole discretion, to rescind and terminate this Notice of Award if the Awardee fails to return the Assistance Agreement, signed by the authorized representative of the Awardee, along with other requested documentation, within the deadline set by the CDFI Fund. If this Notice of Award is terminated, the CDFI Fund shall have no further obligation or responsibility hereunder, nor shall the CDFI Fund be obligated to enter into an Assistance Agreement or Award Agreement with, or disburse any award funds to, the Awardee.

These General Terms and Conditions are incorporated and made a part of the Assistance Agreement. By signing and returning the Assistance Agreement, the Awardee signifies its acceptance of all the General Terms and Conditions.

Issued for the CDFI Fund by:
[signature]

Checklist of Schedules & Attachments: This Assistance Agreement comprises the following documents (checked as applicable):	
Award Summary; Notice of Award	X
1. Performance Goals and Reporting A. Annual Report B. Annual Report Submission Deadlines C. Performance Goals	X
2. Authorized Uses of Technical Assistance	
3. General Award Terms and Conditions	X
4-A. Certificate of Good Standing	X
4-B. Opinion of Counsel	
Attachment A. Promissory Note	
Attachment B. Loan Repayment Schedule	

Schedule I
Award No.: 131FA011595
Awardee: Our Microlending, Llc

PERFORMANCE GOALS AND REPORTING

This Schedule contains Performance Goals and related measures that the Awardee must achieve during the Performance Period of this Assistance Agreement as well as the basic annual reporting requirements.

Section A. **Annual Report**
Section B. **Annual Report Submission Deadlines**
Section C. **Performance Goals**

A.

ANNUAL REPORT

Throughout the term of this Assistance Agreement, the Awardee must provide to the CDFI Fund an Annual Report, which comprises multiple parts, Financial Condition Reports and Performance Reports.

Financial Condition Report Requirements: The Awardee must submit each component of the Financial Condition Report marked as "Applicable" in the following chart to the CDFI Fund electronically via the Awardee's myCDFIFund account:

Applicable if Checked	Financial Condition Report Component	How/where to submit:
X	Financial Report (Financial Statements and Related Auditor's and Accountant's Review Reports)	The Financial Report will be reviewed by the CDFI Fund to determine the Awardee's financial and managerial soundness. [Not required for Insured Credit Union, Insured Depository Institution, or Depository Institution Holding Company] Form of Submission: Electronic
X	A-133 Narrative Report A-133 Audit Report (if applicable)	The Awardee must submit an A-133 Narrative Report for each Year of its Performance Period selecting whether or not it is required to have a single audit pursuant to OMB Circular A-133. If single audit is required it must be submitted per the schedule below. Form of Submission: Electronic

No ? Aplica

Performance Report Requirements: The Awardee must submit each component of the Performance Report marked as "Applicable" in the following chart to the CDFI Fund electronically via the Awardee's myCDFIFund account:

Applicable if Checked	Performance Report Component	How/where to submit:
X	**Institution Level Report (ILR)**	The ILR and the TLR must be submitted electronically through the CDFI Fund's Community Investment Impact System (CIIS), which the Awardee will access through its myCDFIFund account. **Form of Submission: Electronic**
X	**Transaction Level Report (TLR)**	
	Federal Financial Report/OMB Standard Form 425	If the Awardee receives Technical Assistance, it must submit the Federal Financial Report to the CDFI Fund. **Form of Submission: Electronic**
X	**Uses of Financial Assistance Report**	If the Awardee receives Financial Assistance, it must submit the Uses of Financial Assistance Report to the CDFI Fund. **Form of Submission: Electronic**
X	**Explanation of Noncompliance (as applicable)**	If the Awardee fails to meet a Performance Goal, it must submit the Explanation of Noncompliance to the CDFI Fund. **Form of Submission: Electronic**
	Uses of Technical Assistance Report	If the Awardee receives Technical Assistance, it must submit the Uses of Technical Assistance Report to the CDFI Fund. **Form of Submission: Electronic**

Please see the FY13 CDFI/NACA Program Compliance Supplement for template report forms and more information, available at www.cdfifund.gov/cdfi.

For questions related to these reporting requirements, contact the CDFI Fund's Certification Compliance Monitoring and Evaluation Unit at (202) 653-0423 or send an e-mail to cme@cdfi.treas.gov.

Signatory Annual Report Requirements: If there are signatories to this Assistance Agreement in addition to the Awardee, the Awardee is responsible for ensuring that each such signatory submits the reports, checked as "applicable" below:

NO APLICA.

Signatory Organization Name	Organization EIN	Certified CDFI: Y/N	ILR	TLR	Financial Report
N/A					

If a Financial Report is required of a signatory(ies) listed above, the Awardee may submit combined financial statements for the Awardee and other signatory(ies), provided that the financial position of each signatory is reported separately.

SECTION
B.

ANNUAL REPORT SUBMISSION DEADLINES

The Awardee (and all other signatories to the Assistance Agreement, if any) must submit Annual Report components according to the schedule below.

Financial Report Deadlines (Excluding the A-133 Audit Report)	
Fiscal Year End Date:	Financial Report Due date:
12/31/2013	6/30/2014
12/31/2014	6/30/2015
12/31/2015	6/30/2016
12/31/2016	6/30/2017

A-133 Audit Report Deadlines [If applicable: to be determined by Awardee annually]		
Fiscal Year End Date:	Narrative Due Date*:	A-133 Audit Report Due Date:
12/31/2013	6/30/2014	9/30/2014
12/31/2014	6/30/2015	9/30/2015
12/31/2015	6/30/2016	9/30/2016
12/31/2016	6/30/2017	9/30/2017

* Due Date for Awardee to submit its Narrative Report, via its myCDFIFund Account, indicating whether or not it is required to have a single audit pursuant to A-133.

Performance Report Deadlines			
	Start Date:	End Date:	Annual Report Due date:
Year 1 of Performance Period	[Date of Notice of Award] 9/24/2013	12/31/2014	6/30/2015
Year 2 of Performance Period	1/1/2015	12/31/2015	6/30/2016
Year 3 of Performance Period	1/1/2016	12/31/2016	6/30/2017

16 m

SECTION
C.

PERFORMANCE GOALS

The Performance Goals and measures are derived from the Application. The CDFI Fund may determine that the Awardee's failure to achieve any Performance Goal or measure constitutes an Event of Default under this Assistance Agreement. The Awardee's compliance with the Performance Goals will be measured by information that the Awardee submits in its Institution Level Report (ILR) and Transaction Level Report (TLR).

Performance Period: Awardee Performance will be measured over each of the Years of Performance Period delineated below:

Performance Period		
	For period beginning on:	For period ending on:
Year 1	[Performance Period Start Date] 9/24/2013	12/31/2014
Year 2	1/1/2015	12/31/2015
Year 3	1/1/2016	12/31/2016
Performance Period End Date		12/31/2016

GOAL 1: Financial and managerial soundness: The Awardee must demonstrate that it has maintained financial and managerial soundness by meeting each performance measure below. If the Awardee does not meet the performance measures, the Fund may consider the Awardee's performance with regard to other measures such as, but not limited to, the Awardee's annual net revenue, net asset ratio, current ratio, and self-sufficiency ratio.

Data collection and calculation: The data for Goal 1 measures shall be obtained and/or calculated by the Fund from the Awardee's (and other signatories' to this Assistance Agreement, if applicable) Annual Report, publicly available sources, and/or the Appropriate Federal Banking Agency.

Please note that Goal 1 Measures are based on the Awardee's fiscal years as benchmarks; meaning, the Awardee must use each full fiscal year in its Performance Period to calculate Goal 1 Measures only.

Goal and Measure Numbers	Goal 1 Measures

1-4 [Non-regulated CDFIs; FA; NACA; TA]	**Operating Liquidity Ratio**: At the end of each Year of the Performance Period, the Awardee must demonstrate an operating liquidity ratio of at least 1.0, calculated as follows: [Cash and cash equivalents available for operating expenses] divided by [0.25 x the Awardee's total (pre-tax) operating expenses for the most recently completed fiscal year less provision of loan loss reserves]. The resulting number is the operating liquidity ratio.
1-5 [Non-regulated CDFIs; FA; NACA/FA]	**Portfolio at risk (PAR) ratio**: At the end of each Year of the Performance Period, the Awardee must have a PAR of no greater than 15%, calculated as follows: [aggregate dollar amount of all loans outstanding which have payments that are 90 days or more past due] divided by [aggregate dollar amount of gross loans outstanding].

GOAL 2: Deployment of resources: The Awardee will demonstrate that it has deployed certain levels of loans, equity investments, and similar financing activities to benefit the Awardee's Target Market.

Data collection and calculation: The data for Goal 2 shall be obtained and/or calculated by the CDFI Fund from the Awardee's (and other signatories' to this Assistance Agreement, if applicable) Annual Report, submitted to the CDFI Fund through CIIS. To maintain compliance with this Performance Goal, the Awardee must demonstrate, for each Year of the Performance Period that it meets the required activity levels in the Target Market.

Goal and Measure Numbers	Goal 2 Measures
2-1 [FA, NACA/FA]	At the end of each Year of the Performance Period, the Awardee must have deployed loans, equity investments, and similar financing activities, including the purchase of loans that the Awardee originates and the provision of loan guarantees, in its Target Market in an amount equal to: 25% of the total Financial Assistance (exclusive of HFFI-FA) by the end of Year 1 of the Performance Period, 50% of the total Financial Assistance (exclusive of HFFI-FA) by the end of Year 2 of the Performance Period, and 85% of the total Financial Assistance (exclusive of HFFI-FA) by the end of Year 3 of the Performance Period. The Awardee may satisfy this goal using the Financial Assistance or other available funds. **Benchmarks:** Activities reported under Goal 2, Measure 1 may not be included as activities reported under Goal 2, Measure 2.

	Dollar Amount ($)	% To Target Market
Total dollar amount of Financial Assistance:	$600,000	
Performance Period, year 1 benchmark (25%):	$150,000	25
Performance Period, year 2 benchmark (50%):	$300,000	50

	Performance Period, year 3 benchmark (85%):	$510,000	85
	Calculation: For purposes of this measure, the cumulative dollar amount of transactions closed during each Year of the Performance Period will be calculated as follows: **For Year 1 of the Performance Period:** the aggregate dollar amount of transactions closed during Year 1 of the Performance Period. **For Year 2 of the Performance Period:** the aggregate dollar amount of transactions closed during Year 1 and Year 2 of the Performance Period. **For Year 3 of the Performance Period:** the aggregate dollar amount of transactions closed during Year 1, Year 2 and Year 3 of the Performance Period.		

2-3

[FA,

NACA FA]

Deployment of Financial Assistance to Persistent Poverty Counties:

By the end of year three of the Performance Period, the Awardee must have deployed Financial Assistance as loans, equity investments, and similar financing activities, including the purchase of loans that the Awardee originates and the provision of loan guarantees in Persistent Poverty Counties in an amount equal to:

Benchmarks:

	Dollar Amount To Persistent Poverty Counties	% to Persistent Poverty Counties
Performance Periods, years 1 through 3 cumulative benchmark:	$0	0 %

Activities reported under Goal 2, Measure 1 may be included as activities reported under Goal 2, Measure 3.

The Awardee shall retain all financial records, supporting documents, statistical records and any other records pertinent for verification of this requirement for a period of three years after the conditions in Section 7.11 have been met. The Awardee must satisfy this goal using the Financial Assistance.

Definitions:

Persistent Poverty County. Any county that has had 20 percent or more of its population living in poverty over the past 30 years, as measured by the 1990, 2000, and 2010 decennial censuses. For a full list of qualifying counties, please visit www.cdfifund.gov/persistentpoverty.

Schedule 2
Award No.: 131FA011595
Awardee: Our Microlending, Llc

AUTHORIZED USES OF TECHNICAL ASSISTANCE

The Awardee shall use the Technical Assistance only as follows:

AUTHORIZED USES OF TA FUNDS
TOTAL TA AWARD: $0

GENERAL AWARD TERMS AND CONDITIONS

TABLE OF CONTENTS

ARTICLE I
INCORPORATION BY REFERENCE

12 C.F.R. Part 1805, as from time to time amended, is incorporated by reference and given the same force and effect as if set out in full text. In the event of any inconsistency between 12 C.F.R. Part 1805 and the terms set forth in these General Award Terms and Conditions, all Schedules and any amendments hereto, the provisions of 12 C.F.R. Part 1805 shall govern.

ARTICLE II
DEFINITIONS

When used in this Assistance Agreement (including all schedules and any amendments hereto), the following terms shall have the meanings specified below. Capitalized terms used, but not defined herein, shall have the respective meanings assigned to them in the Act, the Community Development Financial Institutions Program Regulations, the NOFA and/or the Application (as such terms are hereinafter defined).

2.1 Act. "Act" shall mean the Riegle Community Development and Regulatory Improvement Act of 1994, (12 U.S.C. 4701 et seq.), as amended.

2.2 Administrative Funds. "Administrative Funds" shall mean Financial Assistance expended to carry out the Awardee's Financial Products, Financial Services, Development Services, Loan Loss Reserves, or Capital Reserves; such Administrative Funds may be used for Personnel (Salary), Personnel (Fringe), Professional Services, Travel, Training, or Equipment.

2.3 Advance. "Advance" shall mean Federal funds received by an Awardee before the Awardee applies the funds to one or more of the authorized uses of the award funds.

2.4 Affiliate. "Affiliate" shall mean any company that controls, is controlled by, or is under common control with the Awardee, as defined in 12 CFR § 1805.104(b).

2.5 Application. "Application" shall mean the CDFI Fund's application form, including any written or verbal information in connection therewith and any attachments, appendices and/or written or verbal supplements thereto, submitted by the Awardee to the CDFI Fund, in response to the applicable NOFA.

2.6 Assistance. "Assistance" shall mean the award made pursuant to this Agreement, which may comprise the Technical Assistance and/or the Financial Assistance, as the case may be.

2.7 Assistance Agreement. "Assistance Agreement" or "Agreement" shall mean the Assistance Agreement between the CDFI Fund and the Awardee, of which these General Award Terms and Conditions are a material part, including the cover signature page, any schedules and attachments hereto, as the Agreement may, from time to time, be amended in accordance with its terms.

2.8 Capital Reserves. "Capital Reserves" shall mean funds set aside in the Awardee's equity accounts to increase the Awardee's Net Capital ratio, Net Worth ratio, or Net Assets ratio (as applicable for the Awardee), including Administrative Funds used for Capital Reserves.

2.9 Closing. "Closing" shall mean the proper execution and delivery of the Agreement and any related documents and includes any disbursement of Assistance by electronic funds transfer or otherwise to an account designated by the Awardee. Pursuant to the Agreement, there will be an initial Closing at which, for example, the Agreement and related documents will be properly executed and delivered, and an initial disbursement of Assistance may be made. Following the initial Closing, there may be subsequent Closings involving additional disbursements of Assistance. Any documents in addition to the Agreement that are connected with such subsequent Closings and disbursements shall be properly executed and delivered by the Awardee to the CDFI Fund.

2.10 Community Development Financial Institution. "Community Development Financial Institution" or "CDFI" shall mean any entity certified as a CDFI by the CDFI Fund pursuant to 12 C.F.R. § 1805.201 of the Community Development Financial Institutions Program Regulations, with such certification indicating that the entity meets the CDFI eligibility requirements set forth in the Community Development Financial Institutions Program Regulations, including, without limitation, 12 C.F.R. § 1805.200 thereof.

2.11 CDFI Fund. "CDFI Fund" shall mean the Community Development Financial Institutions Fund.

2.12 Community Development Financial Institutions Program. "Community Development Financial Institutions Program" or "CDFI Program" shall mean the program authorized by the Act and implemented pursuant to the Community Development Financial Institutions Program Regulations.

2.13 Community Development Financial Institutions Program Regulations. "Community Development Financial Institutions Program Regulations" or "CDFI Program Regulations" shall mean the regulations set forth in 12 C.F.R. Parts 1805 and 1815, as the same may, from time to time, be amended.

2.14 Development Services. "Development Services" means activities that promote community development and are integral to the Awardee's provision of Financial Products and Financial Services (including Administrative Funds used to carry out Development Services). Such services shall prepare or assist current or potential borrowers or investees to utilize the Financial Products or Financial Services of the Awardee. Such services include, for example: financial or credit counseling to individuals for the purpose of facilitating home ownership, promoting self-employment, or enhancing consumer financial management skills; or technical assistance to borrowers or investees for the purpose of enhancing business planning, marketing, management, and financial management skills.

2.15 Effective Date. "Effective Date" shall mean the date that this Assistance Agreement is determined to be effective by the CDFI Fund.

2.16 Equipment. "Equipment" means an article of tangible, nonexpendable, personal property having a useful life of more than one year and an acquisition cost of $5,000 or more per unit.

2.17 Financial Assistance or FA. "Financial Assistance" or "FA" shall mean funds provided by the CDFI Fund through the CDFI Program or the NACA Program including Financial Assistance provided under the Healthy Food Financing Initiative (HFFI-FA); FA may be in the form of a grant, loan, secondary capital, deposit, equity investment, or any combination thereof.

2.18 Financial Products. "Financial Products" means loans, equity investments and similar financing activities (as determined by the CDFI Fund) including the purchase of loans originated by certified CDFIs and the provision of loan guarantees; in the case of CDFI Intermediaries, grants to CDFIs and/or emerging CDFIs and deposits in Insured Credit Union CDFIs and/or emerging Insured Credit Union CDFIs; and includes Administrative Funds used to carry out Financial Products.

2.19 Financial Services. "Financial Services" means checking, savings accounts, check cashing, money orders, certified checks, automated teller machines, deposit taking, safe deposit box services, and other similar services; and includes Administrative Funds used to carry out Financial Services.

2.20 Insider. "Insider" shall mean any director, officer, employee, principal shareholder (owning, individually or in combination with family members, five percent or more of any class of stock), or agent (or any family member or business partner of any of the above) of the Awardee or of any Affiliate or Community Partner of the Awardee.

2.21 Investment Area. "Investment Area" shall mean the geographic area meeting the requirements set forth in 12 C.F.R. § 1805.201(b)(3)(ii) designated in the Awardee's most recently approved CDFI certification documentation.

2.22 Loan Loss Reserves. "Loan Loss Reserves" means funds set aside in the form of cash reserves or through accounting-based accrual reserves that serve as a cushion to protect the Awardee against future losses; and includes Administrative Funds used to carry out Loan Loss Reserves.

2.23 Low-Income. "Low-Income" means an income defined in accordance with the CDFI Program Regulations at 12 C.F.R. § 1805.104(ee).

2.24 Matching Funds. "Matching Funds" shall mean funds from sources other than the Federal government as defined in accordance with Program Regulations at 12 C.F.R. § 1805.500.

2.25 Material Event. "Material Event" shall mean an occurrence that affects the Awardee's strategic direction, mission, or business operation and, thereby, its status as a certified CDFI and/or its compliance with the terms and conditions of this Assistance Agreement.

2.26 Material Weakness. "Material Weakness" shall have the same meaning ascribed by the American Institute of Certified Public Accountants, meaning a reportable condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.

2.27 myCDFIFund. "myCDFIFund" means an account established through the CDFI Fund's website, through which the Awardee and the CDFI Fund will communicate.

2.28 Native Community. "Native Community" shall mean a Native American, Alaska Native, or Native Hawaiian population, land or Census-equivalent entity (with the exception of a State or Tribal Designated Statistical Areas, as those terms are defined by the Bureau of the Census).

2.29 Native CDFI. "Native CDFI" shall mean a CDFI that has certified to the CDFI Fund that at least 50 percent of its activities are directed to benefit one or more Native Communities.

2.30 Native American CDFI Assistance Program or NACA Program. "Native American CDFI Assistance Program" or "NACA Program" shall mean the program through which Financial Assistance and Technical Assistance awards are made by the CDFI Fund to eligible organizations that serve Native Communities.

2.31 Notice of Funds Availability or NOFA. "Notice of Funds Availability" or "NOFA" shall mean the notice published by the CDFI Fund in the Federal Register that announced the availability of funds for a particular program funding round identified in the cover page of this Assistance Agreement).

2.32 Performance Goals. "Performance Goals" shall mean the performance goals and measures as described in Schedule 1.

2.33 Performance Period. "Performance Period" shall mean the period beginning with the Date of Notice of Award and includes an Awardee's two full consecutive fiscal years after the Date of Notice of Award (if the Assistance is TA-only) or three full consecutive fiscal years after the Date of Notice of Award (if the Assistance includes FA), during which the Awardee must meet its Performance Goals, or such other period as may be established by the CDFI Fund. The Performance Period for TA awardees that are Sponsoring Entities shall be three full consecutive fiscal years after the Date of Notice of Award.

2.34 Personnel (Fringe). "Personnel (Fringe)" shall mean benefits in the form of employer contributions or expenses for social security, employee insurance, workmen's compensation

insurance, pension plan costs, and the like, granted in accordance with established, written Awardee policies.

2.35 Personnel (Salary). "Personnel (Salary)" shall mean compensation for personal services including all compensation paid currently or accrued by the organization for services of employees rendered during the Performance Period.

2.36 Program Income. "Program Income" shall mean gross income earned by an Awardee that is directly generated by a supported activity or earned as a result of the CDFI Fund's award of Assistance in the form of Financial Assistance or Technical Assistance. Program Income includes, but is not limited to, gross income from: fees for services performed that were funded or supported by the Assistance; the use or rental of real or personal property acquired with or supported by the Assistance; license fees and royalties on the patents and copyrights on processes or works that were funded or supported by the Assistance; and payments of principal received on loans and interest earned on loans made using the Assistance. Interest earned on Advances is not Program Income.

2.37 Promissory Note or Note. "Promissory Note" or Note" shall mean that certain promissory note set forth as Attachment A of this Assistance Agreement, if applicable.

2.38 Sponsoring Entity. "Sponsoring Entity" shall mean:

(a) A Tribal Government, tribal entity, Alaska Native Village, Village Corporation, Regional Corporation, Non-Profit Regional Corporation/Association, or Inter-Tribal or Inter-Village organization; or

(b) an organization whose primary mission is to serve a Native Community including, but not limited to an urban Indian center, tribally controlled community college, community development corporation (CDC), training or education organization, or chamber of commerce, and that primarily serves (meaning, at least 50 percent of its activities are directed toward serving) a Native Community.

2.39 Subsidiary. "Subsidiary" shall have the same meaning as defined in 12 C.F.R. § 1805.104(jj).

2.40 Target Market. "Target Market" means an Investment Area(s) and/or a Targeted Population(s).

2.41 Targeted Population. "Targeted Population" shall mean the individuals or identifiable group of individuals meeting the requirements of 12 C.F.R. § 1805.201(b)(3)(iii) of the CDFI Program Regulations as designated in the Awardee's most recently approved CDFI certification documentation.

2.42 Technical Assistance. "Technical Assistance" or "TA" shall mean funds, provided in the form of a grant by the CDFI Fund, to fund Personnel(Salary); Personnel(Fringe); Professional

Services; Travel; Training; Equipment and/or such other uses as have been approved by the CDFI Fund and set forth in this Agreement.

2.43 Training. "Training" shall mean a program of instruction including but not limited to on-the-job, classroom, and apprenticeship training, designed to increase the vocational effectiveness of employees, including training materials, textbooks, salaries or wages of trainees (excluding overtime compensation which might arise therefrom), and (i) salaries of the director of training and staff when the training program is conducted by the Awardee; or (ii) tuition and fees when the training is in an institution not operated by the Awardee; and includes the costs of preparation and maintenance .

2.44 Travel. "Travel" shall mean use of Technical Assistance for expenses for transportation, lodging, subsistence, and related items incurred by employees of the Awardee who are in travel status on official business of the Awardee. Such costs may be charged on an actual cost basis, on a per diem or mileage basis in lieu of actual costs incurred, or on a combination of the two, provided the method used is applied to an entire trip and not to selected days of the trip, and results in charges consistent with those normally allowed in like circumstances in the Awardee's non-federally sponsored activities.

2.45 Tribal Government. "Tribal Government" shall mean the federally or state-recognized governing body (including tribal council) of a Native American tribe or Alaska Native village, as applicable.

ARTICLE III
THE ASSISTANCE; CLOSINGS; DISBURSEMENTS; FUND RECEIPT OF LOAN PAYMENTS, INVESTMENT INCOME AND EQUITY REDEMPTIONS; PROGRAM INCOME

3.1 The Assistance. At all Closings connected herewith, including without limitation, any initial Closing and any subsequent Closing(s), and subject to all of the terms and conditions hereof and in reliance upon all representations, warranties, assurances, certifications and agreements contained herein, the CDFI Fund hereby agrees to provide to the Awardee, subject to the availability of funds, and the Awardee hereby agrees to accept from the CDFI Fund, the Assistance.

3.2 Closing(s). The obligation of the CDFI Fund to provide any or all of the Assistance to the Awardee at any Closing connected herewith is subject to the fulfillment, as determined by the CDFI Fund, in its sole discretion, of the following conditions precedent, each of which shall be fulfilled prior to any Closing(s) connected herewith, to the satisfaction of the CDFI Fund.

(a) Performance; Representations and Warranties. As of the initial Closing, (i) the Awardee shall have performed and complied with all applicable agreements and conditions contained herein required to be performed or complied with by it and (ii) the representations and warranties set forth in this Agreement and the

Assurances and Certifications contained in the Application shall be true and correct in all material respects.

(b) (i) Certificate of Good Standing. [Applicable to any Assistance in the form of a Financial Assistance grant, Financial Assistance loan, or a Technical Assistance grant.] Unless otherwise determined by mutual agreement of the CDFI Fund and the Awardee, the CDFI Fund shall have received from the Awardee a Certificate of Good Standing from the Secretary of State for the Awardee's state of incorporation dated within 180 days of the date the Awardee executes the Assistance Agreement. Instructions are attached hereto as Schedule 4-A.

OR

(ii) Opinion of Awardee Counsel. [Applicable to any Assistance in the form of a Financial Assistance equity investment; secondary capital, deposit or any combination thereof.] Unless otherwise determined by mutual agreement of the CDFI Fund and the Awardee, the CDFI Fund shall have received from counsel for the Awardee prior to the initial Closing and any subsequent Closings, a favorable opinion satisfactory in scope, form, and substance to the CDFI Fund and the CDFI Fund counsel, with respect to the matters set forth on Schedule 4-B and any other matters incident to the transactions contemplated hereby as the CDFI Fund may require.

(c) Matching Funds. For Financial Assistance, the CDFI Fund shall have received evidence satisfactory in substance and form to the CDFI Fund that the Awardee has secured the required Matching Funds as described in the applicable NOFA. The Awardee must raise from non-Federal government sources not less than one dollar for each dollar of Financial Assistance provided by the CDFI Fund hereunder. Matching Funds must be at least comparable in form and value to the Financial Assistance provided hereunder. The CDFI Fund, in its sole discretion, will determine whether proposed Matching Funds are comparable in form and value to the Financial Assistance provided hereunder and otherwise eligible for use as Matching Funds for the Financial Assistance award.

VGUAC

If the Awardee is an Insured Credit Unions using as Matching Funds the entire retained earnings that have been accumulated since the inception of the Awardee, prior to disbursement of the award, the Awardee must demonstrate that it has increased its member and/or non-member shares or total loans outstanding by an amount equal to the amount of retained earnings committed as Matching Funds under the since inception calculation. This increase must occur by the end of Year 2 of the Awardee's Performance Period, as set forth in Schedule 1 of the Assistance Agreement, and will be based on amounts reported in the Applicant's Audited Financial Statements or NCUA Form 5300 Call Report.

(d) Performance Goals. The CDFI Fund and the Awardee shall have determined, by mutual agreement, the Performance Goals for the Awardee as required by 12 U.S.C. § 4707(f) and the CDFI Program Regulations. Such Performance Goals are set forth in Schedule 1.

(e) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by the Assistance Agreement and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the CDFI Fund, and the CDFI Fund shall have received from the Awardee all such counterpart originals or certified copies or other documents as the CDFI Fund may reasonably request.

3.3 Disbursements.

(a) The CDFI Fund will not disburse any Assistance pursuant hereto until the Awardee has satisfied all conditions precedent to receiving such Assistance, including, but not limited to, the provision of Matching Fund documentation satisfactory to the CDFI Fund (Financial Assistance awards only), and the Awardee being in compliance (or being noncompliant but not determined by the CDFI Fund to be in default) with the terms and conditions of any prior award from the CDFI Fund. The Awardee must deliver to the CDFI Fund, as applicable, the original signed Assistance Agreement, and all required documentation.

(b) In order to receive disbursement of award proceeds, the Awardee is responsible for the accuracy of its banking information as reflected in its System for Award Management (SAM) account. In the event that the Awardee's SAM account contains inaccurate or non-current banking information, the CDFI Fund is not responsible for reimbursement or payment to the Awardee for any Assistance transferred to an incorrect account.

(c) The Awardee must request disbursement of the Assistance, in full, providing the CDFI Fund with all required supporting documentation and applicable Matching Funds documentation by no later than **January 31, 2014.** If the Awardee does not request disbursement of all of the Assistance by said date, the Fund, in its sole discretion, may terminate its obligation to disburse said funds.

3.4 Subsequent Disbursements.

(a) If the entire award amount is not disbursed at the initial Closing, the Awardee must request a subsequent disbursement. The Awardee should aggregate disbursement requests as necessary to meet this requirement.

(b) Subsequent Disbursement Requests must be submitted via MyCDFIFund (or as otherwise directed by the CDFI Fund):

For submission via MyCDFIFund, the Awardee must log into their MyCDFIFund account and submit subsequent disbursement request and matching funds documentation online.

(c) Financial Assistance awards will not be disbursed until the Matching Funds requirements for the award funds pursuant to the applicable NOFA and section 3.2 of the Assistance Agreement have been satisfied.

3.5 Authorized Uses of Program Income. Any Program Income derived by the Awardee from the Assistance provided under the terms of the Assistance Agreement shall be used by the Awardee solely to further the objectives of its Application.

3.6 Restrictions on the Use of Program Income.

(a) The Awardee shall not use any Program Income earned hereunder to pay any person to influence or attempt to influence any agency, elected official, officer or employee of a State or local government in connection with the making, award, extension, continuation, renewal, amendment, or modification of any State or local government contract, grant, loan or cooperative agreement as such terms are defined in 31 U.S.C. § 1352.

(c) The Awardee shall not use any Program Income to pay any costs incurred in connection with (i) any defense against any claim or appeal of the United States Government, any agency or instrumentality thereof (including the CDFI Fund), against the Awardee, or (ii) any prosecution of any claim or appeal against the United States Government, any agency or instrumentality thereof (including the CDFI Fund), which the Awardee instituted or in which the Awardee has joined as a claimant.

3.7 Authorized Uses of Financial Assistance.

(a) If applicable, the Awardee must use the Financial Assistance (including HFFI Financial Assistance or HFFI-FA) provided hereunder to support the activities set forth in its Application. Specifically, the Awardee must use the Financial Assistance to support its activities in the following areas, as such terms are defined in this Assistance Agreement:

- Financial Products
- Financial Services
- Development Services

- Loan Loss Reserve, Capital Reserves or other uses that directly or indirectly support the activities in the Awardee's Application.

(b) The Awardee may use up to fifteen percent (15%) of the total Financial Assistance as Administrative Funds.

(c) The Awardee should refer to OMB Circular A-122 (Cost Principles for Nonprofit Organizations) for information regarding selected items of cost and unallowable items of cost. If the Assistance is provided through the NACA Program, the Awardee should refer also to OMB Circular A-87 (Cost Principles for State, Local and Indian Tribal Governments) for additional guidance on administrative requirements, as appropriate.

3.8 Authorized Uses of Technical Assistance.

(a) If applicable, the Awardee must use the Technical Assistance provided hereunder as described in Schedule 2 in the following categories:

- Personnel (Salary)
- Personnel (Fringe)
- Professional Services
- Travel
- Training
- Equipment

(b) The Awardee should refer to the FY 2013 CDFI/NACA Compliance Supplement for further guidance on allowable uses of Technical Assistance as well as permissible modifications to uses and amounts per category. The supplement can be found on the CDFI Fund website at www.cdfifund.gov/cdfi.

(c) The Awardee may expend Technical Assistance funds upon receipt the Notice of Award, however any advanced expenditures must be consistent the Awardee's Assistance Agreement Schedule 2 - Authorized Uses of Technical Assistance.

3.9 Restrictions on the Use of Assistance.

(a) The Awardee shall not use any Assistance provided hereunder in a manner other than as authorized hereunder, unless the Awardee consults with and obtains the prior written approval of the CDFI Fund.

(b) The Awardee shall not distribute Assistance to any Affiliate or Subsidiary without the CDFI Fund's prior written consent.

(c) The Awardee shall not use any Assistance provided hereunder to pay any person to influence or attempt to influence any agency, elected official, officer or employee of a State or local government in connection with the making, award, extension, continuation, renewal, amendment, or modification of any State or local government contract, grant, loan or cooperative agreement as such terms are defined in 31 U.S.C. § 1352.

(d) The Awardee shall not use any Assistance to pay any costs incurred in connection with (i) any defense against any claim or appeal of the United States Government, any agency or instrumentality thereof (including the CDFI Fund), against the Awardee, or (ii) any prosecution of any claim or appeal against the United States Government, any agency or instrumentality thereof (including the CDFI Fund), which the Awardee instituted or in which the Awardee has joined as a claimant.

(e) The Awardee may not use any Assistance provided hereunder for the purpose of covering expenses, including consultant fees, related to the preparation of an application for certification, allocation, award or funding to the CDFI Fund.

(f) The Awardee may not use any Assistance provided hereunder to cover the costs of organized fund raising (including financial campaigns, solicitations of gifts and requests, grant writing, and similar expenses incurred to raise capital or obtain contributions) regardless of the purpose for which the funds will be used. For additional information regarding fund raising and investment management costs, please refer to OMB Circular A-87 (Cost Principles for State, Local and Indian Tribal Governments) or OMB Circular A-122 (Cost Principles for Non-Profit Organizations), as applicable.

3.10 Authorized Uses of Matching Funds. If applicable, the Awardee must use any funds used as Matching Funds for the Assistance Agreement to support its board of directors' approved mission.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

The Awardee hereby represents and warrants to the CDFI Fund the following:

4.1 Organization, Standing and Powers. The Awardee is a validly existing Tribal Government, or an entity validly existing and in good standing under federal law or the laws of the state or Tribe of its legal formation and has all requisite power and authority to own and operate its assets and properties, to carry on its business as it is now being conducted and to carry out its proposed, hereby authorized use(s) of the Assistance provided hereunder.

4.2 Qualification. The Awardee is duly qualified, in good standing and authorized to transact business in each jurisdiction where the conduct of the Awardee's business, the carrying out of its proposed, hereby authorized use(s) of the Assistance to be provided hereunder or the ownership

of its assets and properties requires such qualification, or, if not so qualified, the Awardee's failure so to qualify shall not have a material adverse effect on the Awardee, its financial condition or operations and will not impair the Awardee's ability to carry out its proposed, hereby authorized use(s) of the Assistance to be provided hereunder or its right to enforce any material agreement to which it is a party. The Awardee has performed and complied with all applicable agreements and conditions required by the Assistance Agreement to be performed or complied with by it before or at the Closing.

4.3 Authorization; Consents. The execution, delivery and performance by the Awardee of the Assistance Agreement and the carrying out of its proposed, hereby authorized use(s) of the Assistance provided hereunder are within the Awardee's corporate powers and have been duly authorized by all requisite corporate action. No consent, license, approval, authorization, qualification, exemption, franchise, designation, permit or order of, notice to or declaration or filing with, any third party, including, without limitation, any governmental entity (other than the CDFI Fund), is required in connection with the conduct of the Awardee's business or in connection with the valid execution, delivery and performance by the Awardee of the Assistance Agreement or any documents or agreements connected herewith or the carrying out of the proposed, hereby authorized use(s) of the Assistance to be provided hereunder.

4.4 Execution and Delivery; Binding Agreement. The Assistance Agreement and all documents connected therewith have been or will be, on or before the Effective Date, duly authorized, executed and delivered on behalf of the Awardee and constitute, on or before the Effective Date, legal, valid and binding obligations of the Awardee enforceable in accordance with their respective terms.

4.5 No Conflicts. The execution, delivery and performance by the Awardee of the Assistance Agreement and the carrying out of the proposed, hereby authorized uses(s) of the Assistance provided hereunder shall not result in any violation of and shall not conflict with, or result in a breach of any of the terms of, or constitute a default under, any provision of Federal or State law to which the Awardee is subject, the Awardee's incorporation, charter, organization, formation or otherwise establishing documentation, bylaws or any agreement, judgment, writ, injunction, decree, order, rule or regulation to which the Awardee is a party or by which it is bound.

4.6 Litigation. The Awardee has neither actual nor constructive knowledge of any suit, action, proceeding or investigation pending or threatened that questions the validity of the Assistance Agreement or any action taken or to be taken pursuant hereto or contemplated hereby including, but not limited to, the carrying out of the proposed, hereby authorized use(s)of the Assistance to be provided hereunder.

4.7 Compliance with Other Instruments. The Awardee is not, and at any Closing connected herewith will not be, in violation of any provision of its incorporation, charter, organization, formation or otherwise establishing documents, or any loan agreement or other material agreement to which it is a party. The Awardee is not, and at any Closing connected herewith will not be, in violation of any instrument, judgment, decree, order, statute, rule or governmental

regulation applicable to it, the violation of which might have a material adverse effect on the business, affairs, operations, or condition of the Awardee.

4.8 Disclosure. Neither the Assistance Agreement nor any attachment thereto, nor any certification or other document referenced or incorporated herein or therein and furnished to the CDFI Fund by the Awardee contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Awardee has disclosed, in writing, to the CDFI Fund all facts that might reasonably be expected to result in a material adverse effect upon the Awardee's ability either to conduct its principal business or to carry out its proposed and herein authorized use of the Assistance to be provided hereunder. The Awardee has not knowingly and willfully made or used a document or writing containing any false, fictitious or fraudulent statement or entry as part of its correspondence or communication with the CDFI Fund. The Awardee acknowledges, under 18 U.S.C. § 1001, that if it knowingly and willfully makes or uses such document or writing it or its employee(s) or agents shall be fined or imprisoned for not more than five years, or both.

4.9 Taxes; Debts; Bankruptcy. The Awardee is not delinquent on any debts owed to Federal, State, local or Tribal Governments including, but not limited to, amounts due under the Internal Revenue Code, and has never filed for bankruptcy nor had a conservator appointed. The Awardee has neither actual nor constructive knowledge of any pending or anticipated bankruptcy filings or conservatorship appointments on its behalf.

4.10 Debarment, Suspension and Other Responsibility Matters. Pursuant to 31 C.F.R. 19.335, neither the Awardee nor any of its principals (as defined by 31 C.F.R. 19.995): (a) are presently excluded or disqualified from covered transactions by any Federal department or agency; (b) within the three-year period preceding the date of this Assistance Agreement, have been convicted of or had a civil judgment rendered against them for any of the offenses listed in 31 C.F.R. 19.800(a); (c) are presently indicted for or otherwise criminally or civilly charged by a governmental entity (Federal, State or local) with commission of any of the offenses listed in 31 C.F.R. 19.800(a); or (d) within the three-year period preceding the date of this Assistance Agreement, have had one or more public transactions (Federal, State, or local) terminated for cause or default.

4.11 Status as a CDFI.

(a) For Financial Assistance Awardees (CDFI and NACA Programs): Since its certification as a CDFI, the Awardee has neither actual nor constructive knowledge of any changes that may adversely affect its status as a certified CDFI.

(b) For Technical Assistance Awardees:

(i) If the Awardee has applied for CDFI certification or is already certified as a CDFI as of the date of this Assistance Agreement: the Awardee has neither actual nor constructive knowledge of any events or pending matters that may adversely

affect its CDFI certification application or its status as a certified CDFI, as the case may be.

(ii) If the Awardee is classified as a "Sponsoring Entity" through the NACA Program: the Awardee has neither actual nor constructive knowledge of any events or pending matters that may adversely affect the CDFI certification application submitted on behalf of another entity pursuant to this Assistance Agreement.

4.12 Matching Funds. Any funds used by the Awardee as Matching Funds for purposes of the Assistance Agreement have not been used by the Awardee to satisfy a legal requirement under another Federal grant or award program. To the extent that the Awardee has expended any of the Matching Funds prior to the execution of the Assistance Agreement, any such Matching Funds expenditure was for the purpose of the Awardee's board of directors' approved mission.

ARTICLE V
COVENANTS AND AGREEMENTS OF THE AWARDEE

Until the termination of the Assistance Agreement pursuant to Section 7.11 of the General Award Terms and Conditions (except with respect to Section 5.4 hereof which shall remain in effect for three years following the termination hereof pursuant to said section), the Awardee shall duly perform and observe each and all of the following covenants and agreements:

5.1 Compliance with Government Requirements. In carrying out its responsibilities pursuant to the Assistance Agreement, the Awardee shall comply with all applicable Federal, State, local and Tribal laws, regulations, ordinances, Office of Management and Budget (OMB) Circulars, and Executive Orders.

5.2 Fraud, Waste and Abuse. If the Awardee becomes aware at any time of the existence or apparent existence of fraud, waste or abuse of Assistance provided pursuant to the Assistance Agreement, the Awardee shall promptly report such incidence(s) to the Office of Inspector General of the U.S. Department of the Treasury.

5.3 Right to Inspect and Audit. The Awardee shall submit such financial and activity reports, records, statements and documents as may be required by the CDFI Fund and the U.S. Department of the Treasury to ensure compliance with the Assistance Agreement. The United States Government including, but not limited to, the U.S. Department of the Treasury and the Comptroller General, and their duly authorized representatives, shall have full and free access during reasonable business hours to the Awardee's offices and facilities and all books, documents, records and financial statements relevant to the Assistance provided hereunder. The Awardee shall permit any of these authorities to copy such documents as they deem appropriate, except as proscribed in 12 C.F.R. § 1805.804(f)(5). The purposes of such inspections and/or audits will include, but not be limited to, ensuring that representations, warranties, covenants,

and/or certifications are accurate. The CDFI Fund will, consistent with applicable law, maintain the confidentiality of all financial and other proprietary information disclosed to the CDFI Fund pursuant to this section.

5.4 Retention of Records. The Awardee shall comply with all record retention requirements set forth in OMB Circular A-110, Uniform Administrative Requirements for Grants and Agreements with Institutions of Higher Education, Hospitals and Other Non-Profit Institutions (2 C.F.R. 215), and OMB Circular A-102, Grants and Cooperative Agreements with State and Local Governments. Pursuant to this Circular, the Awardee shall retain all financial records, supporting documents, statistical records and any other records pertinent to the Assistance for a period of three years after the conditions in Section 7.11 have all been met.

5.5 General Data Collection. The Awardee shall maintain such records as reasonably may be necessary to:

(a) disclose the manner in which the Assistance provided hereunder is used;

(b) demonstrate compliance with the requirements of the CDFI Program Regulations and the Assistance Agreement; and

(c) evaluate the accomplishments of the applicable CDFI Fund program.

5.6 Equal Credit Opportunity Act. The Awardee shall provide its products and services in a manner that is consistent with the Equal Credit Opportunity Act (15 U.S.C. § 1691), to the extent that the Awardee is subject to the requirements of such Act.

5.7 Certain Insider Activities. The Awardee shall comply with the restrictions on Insider activities set forth in the CDFI Program Regulations (at 12 CFR § 1805.807).

5.8 Maintain CDFI Certification (if applicable); Maintain Status as an Insured Credit Union, Depository Institution Holding Company or Insured Depository Institution (if applicable).

(a) If the Awardee is certified as a CDFI as of the Effective Date: The Awardee shall do all things necessary to preserve, renew and keep in full force and effect its certification as a CDFI.

(b) If the Awardee becomes certified as a CDFI at any point prior to the termination of this Assistance Agreement: The Awardee, upon certification, shall do all things necessary to preserve, renew and keep in full force and effect its certification as a CDFI.

(c) For Insured Credit Unions, Depository Institution Holding Company, Insured Depository Institution and State-Insured Credit Union Awardees: In addition to meeting the requirements of Section 5.8 (a) and (b), as applicable, the Awardee shall do all things necessary to preserve, renew and keep in full force and effect its status as an Insured

Credit Union, Depository Institution Holding Company, Insured Depository Institution or State-Insured Credit Union, as applicable.

5.9 Advise the CDFI Fund of Certain Material Events. The Awardee shall advise the CDFI Fund in writing, within 30 days of the event and in reasonable detail, of any of the following Material Events (refer to the "CDFI Program/Financial Assistance" page of the CDFI Fund's website at www.cdfifund.gov for further information):

(a) any proceeding instituted against the Awardee in, by or before any court, governmental or administrative body or agency, which proceeding or its outcome could have a material adverse effect upon the operations, assets or properties of the Awardee;

(b) any proceeding instituted against the Awardee in, by or before any court, governmental or administrative body or agency, which proceeding involves allegations of discrimination by the Awardee on the basis of race, color, national origin, disability, age, marital status, receipt of income from public assistance, religion, or sex.

(c) any material adverse change in the condition, financial or otherwise, or operations of the Awardee that would impair the Awardee's ability to carry out the authorized uses of the Assistance;

(d) any substantial change in the business of the Awardee;

(e) the loss of the Awardee's Insured Credit Union status as defined in 12 U.S.C. § 1752(7) (if applicable);

(f) the occurrence of any Event of Default, as that term is defined in Section 6.1 hereof, or any event which upon notice or lapse of time, or both, would constitute an Event of Default;

(g) the merger, consolidation or acquisition of the Awardee by or with another entity;

(h) loss of the Awardee's Depository Institution Holding Company status under 12 USC § 1813(w)(1) or Insured Depository Institution status under 12 USC § 1813(c)(2) (if applicable);

(i) a change in the Awardee's shareholders or organization that results in (i) the CDFI Fund's ownership of equity in the Awardee exceeding 50 percent and/or (ii) the CDFI Fund controlling the Awardee's operations;

(j) the debarment, suspension, exclusion or disqualification, by the Department of Treasury, or any other Federal department or agency, of any individual or entity

(or principal thereof) that received any portion of the Assistance in a procurement or nonprocurement transaction, as defined in 31 C.F.R. §19.970;

(k) any event or change that would result in the Awardee not being certified as a CDFI; or

(l) such other events that may be determined by the CDFI Fund, in its sole discretion, to be material events and for which the CDFI Fund issues related guidance.

5.10 Tracking Use of Assistance and Interest Earned on Advances.

(a) The Awardee must account for and track the use of the Assistance.

(b) For every dollar of Financial Assistance received from the CDFI Fund, the Awardee must be able to verify how it was used. This requires the Awardee to separately account for the proceeds and uses of the Assistance. Nonprofit institutions should refer to OMB Circular A-110, Uniform Administrative Requirements for Grants and Agreements with Institutions of Higher Education, Hospitals and Other Non-Profit Institutions, for additional guidance. If the Assistance is provided through the NACA Program, the Awardee should refer also to OMB Circular A-102, Grants and Cooperative Agreements with State and Local Governments, for additional guidance on administrative requirements, as appropriate.

(c) OMB Circular A-110 states that non-profit recipients shall maintain Advances of Federal funds in interest-bearing accounts and that the interest earned on such Advances in excess of $250 per year must be remitted annually to the Department of Health and Human Services. Refer to OMB Circular A-110 for additional information and guidance, 2 C.F.R. 215. Awardees must retain records pursuant to section 5.4 of this Agreement to document that required payments of interest have been made.

(d) The Awardee shall determine whether any individual or entity (or principal thereof), receiving any portion of the Assistance is currently debarred, suspended, excluded or disqualified by the Department of Treasury or any other Federal department or agency. The Awardee shall include in all of its procurement and nonprocurement contracts and agreements, between the Awardee and an individual or entity (or principal thereof) receiving any portion of the Assistance, a representation that such individual or entity (or principal thereof) is not currently debarred, suspended, excluded or disqualified by any Federal department or agency. Notwithstanding the foregoing, the above representations are not required in those procurement contracts in which the Awardee enters into for goods or services for less than $25,000.

No APLICA

5.11 Terms and Conditions Related to Regulated Institutions

(a) Prior Notice to Appropriate Federal Banking Agency of Sanctions. Prior to imposing or exercising any sanction (s) under Section 6.2 of the Assistance Agreement, the CDFI Fund will provide the Appropriate Federal Banking Agency with written notice of the proposed remedy (or remedies). Moreover, the CDFI Fund will not impose or exercise any proposed remedy (or remedies) if the Appropriate Federal Banking Agency, in writing, not later than 30 calendar days after receiving the notice from the CDFI Fund of any proposed remedy (or remedies) against the Awardee, takes all of the following actions:

(i) Objects to the proposed remedy (or remedies);
(ii) Determines that the remedy (or remedies) would:
   a. Have a material adverse effect on the safety and soundness of the Awardee; or
   b. Impede or interfere with an enforcement action against the Awardee by the Appropriate Federal Banking Agency;
(iii) Proposes a comparable alternative action; and
(iv) Specifically explains:
   a. The basis for the determination made pursuant to this section, and, if appropriate, provides documentation to support the determination; and
   b. How the alternative action proposed would be as effective as the remedy (or remedies) proposed by the CDFI Fund in securing compliance and deterring future noncompliance.

(b) Insured Depository Institution, Depository Institution Holding Companies or Insured Credit Union as Awardee. The provisions of the Act, the CDFI Program Regulations, and the Assistance Agreement shall be enforceable under 12 U.S.C.§1786, 12 U.S.C. §1818, and 12 U.S.C.§1844 by the Appropriate Federal Banking Agency, and any violation of such provisions will be treated as a violation of the Federal Credit Union Act, Federal Deposit Insurance Act, or Bank Holding Company Act, as applicable. Nothing herein shall be construed to preclude the CDFI Fund from directly enforcing the Assistance Agreement as provided for hereunder and under the terms of the Act.

(c) No Authority to Limit Supervision and Regulation. Nothing herein is intended nor should be construed to affect any authority of the Appropriate Federal Banking Agency to supervise and regulate the Awardee.

5.12 Federal Funding Accountability and Transparency Act of 2006 Compliance: Reporting Subawards and Executive Compensation.

(a) Reporting of first-tier subawards.

1. Applicability. Unless you are exempt as provided in paragraph d. of this award term, you must report each action that obligates $25,000 or more in Federal funds that does not include Recovery funds (as defined in section 1512(a)(2) of the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5) for a subaward to an entity (see definitions in paragraph e. of this award term).

2. Where and when to report.

i. You must report each obligating action described in paragraph a.1. of this award term to http://www.fsrs.gov.

ii. For subaward information, report no later than the end of the month following the month in which the obligation was made. (For example, if the obligation was made on November 7, 2010, the obligation must be reported by no later than December 31, 2010.)

3. What to report. You must report the information about each obligating action that the submission instructions posted at http://www.fsrs.gov specify.

(b) Reporting Total Compensation of Recipient Executives.

1. Applicability and what to report. You must report total compensation for each of your five most highly compensated executives for the preceding completed fiscal year, if—

i. the total Federal funding authorized to date under this award is $25,000 or more;

ii. in the preceding fiscal year, you received—

(A) 80 percent or more of your annual gross revenues from Federal procurement contracts (and subcontracts) and Federal financial assistance subject to the Transparency Act, as defined at 2 CFR 170.320 (and subawards); and

(B) $25,000,000 or more in annual gross revenues from Federal procurement contracts (and subcontracts) and Federal financial assistance subject to the Transparency Act, as defined at 2 CFR 170.320 (and subawards); and

iii. The public does not have access to information about the compensation of the executives through periodic reports filed under section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a), 78o(d)) or section 6104 of the Internal Revenue Code of 1986. (To determine if the public has access to the

compensation information, see the U.S. Security and Exchange Commission total compensation filings at http://www.sec.gov/answers/execomp.htm.)

2. Where and when to report. You must report executive total compensation described in paragraph b.1. of this award term:

i. As part of your registration profile at http://www.ccr.gov.

ii. By the end of the month following the month in which this award is made, and annually thereafter.

(c) Reporting of Total Compensation of Subrecipient Executives.

1. Applicability and what to report. Unless you are exempt as provided in paragraph d. of this award term, for each first-tier subrecipient under this award, you shall report the names and total compensation of each of the subrecipient's five most highly compensated executives for the subrecipient's preceding completed fiscal year, if—

i. in the subrecipient's preceding fiscal year, the subrecipient received—

(A) 80 percent or more of its annual gross revenues from Federal procurement contracts (and subcontracts) and Federal financial assistance subject to the Transparency Act, as defined at 2 CFR 170.320 (and subawards); and

(B) $25,000,000 or more in annual gross revenues from Federal procurement contracts (and subcontracts), and Federal financial assistance subject to the Transparency Act (and subawards); and

ii. The public does not have access to information about the compensation of the executives through periodic reports filed under section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a), 78o(d)) or section 6104 of the Internal Revenue Code of 1986. (To determine if the public has access to the compensation information, see the U.S. Security and Exchange Commission total compensation filings at http://www.sec.gov/answers/execomp.htm.)

2. Where and when to report. You must report subrecipient executive total compensation described in paragraph c.1. of this award term:

i. To the recipient.

ii. By the end of the month following the month during which you make the subaward. For example, if a subaward is obligated on any date during the month

of October of a given year (i.e., between October 1 and 31), you must report any required compensation information of the subrecipient by November 30 of that year.

(d) Exemptions

If, in the previous tax year, you had gross income, from all sources, under $300,000, you are exempt from the requirements to report:

i. Subawards,

and

ii. The total compensation of the five most highly compensated executives of any subrecipient.

(e) Definitions. For purposes of this award term:

1. Entity means all of the following, as defined in 2 CFR part 25:

i. A Governmental organization, which is a State, local government, or Indian tribe;

ii. A foreign public entity;

iii. A domestic or foreign nonprofit organization;

iv. A domestic or foreign for-profit organization;

v. A Federal agency, but only as a subrecipient under an award or subaward to a non-Federal entity.

2. Executive means officers, managing partners, or any other employees in management positions.

3. Subaward:

i. This term means a legal instrument to provide support for the performance of any portion of the substantive project or program for which you received this award and that you as the recipient award to an eligible subrecipient.

ii. The term does not include your procurement of property and services needed to carry out the project or program (for further explanation, see Sec. __ .210 of the

attachment to OMB Circular A-133, "Audits of States, Local Governments, and Non-Profit Organizations").

iii. A subaward may be provided through any legal agreement, including an agreement that you or a subrecipient considers a contract.

4. Subrecipient means an entity that:

i. Receives a subaward from you (the recipient) under this award; and

ii. Is accountable to you for the use of the Federal funds provided by the subaward.

5. Total compensation means the cash and noncash dollar value earned by the executive during the recipient's or subrecipient's preceding fiscal year and includes the following (for more information see 17 CFR 229.402(c)(2)):

i. Salary and bonus.

ii. Awards of stock, stock options, and stock appreciation rights. Use the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with the Statement of Financial Accounting Standards No. 123 (Revised 2004) (FAS 123R), Shared Based Payments.

iii. Earnings for services under non-equity incentive plans. This does not include group life, health, hospitalization or medical reimbursement plans that do not discriminate in favor of executives, and are available generally to all salaried employees.

iv. Change in pension value. This is the change in present value of defined benefit and actuarial pension plans.

v. Above-market earnings on deferred compensation which is not tax-qualified.

vi. Other compensation, if the aggregate value of all such other compensation (e.g. severance, termination payments, value of life insurance paid on behalf of the employee, perquisites or property) for the executive exceeds $10,000.

ARTICLE VI
EVENTS OF DEFAULT AND REMEDIES

6.1 Events of Default. If any one or more of the following events occurs, the CDFI Fund, in its sole discretion, may find the Awardee to be in default:

(a) fraud, mismanagement or noncompliance with the Act;

(b) any representation, warranty, certification, assurance or any other statement of fact set forth in this Assistance Agreement or the Application including, but not limited to, the Assurances and Certifications contained in the Application, or any representation or warranty set forth in any document, report, certificate, financial statement or instrument now or hereafter furnished in connection with the Assistance Agreement, is found by the CDFI Fund to be inaccurate, false, incomplete or misleading when made, in any material respect;

(c) A Material Weakness, a qualified opinion or any statement in the Awardee's annual audited financial statements that evidences a failure of the Awardee to be financially sound, be managerially sound and/or maintain appropriate internal controls;

(d) the failure of the Awardee to observe, comply with or perform any term, covenant, agreement or other provision contained in the CDFI Program Regulations, this Assistance Agreement including, but not limited to, the Performance Goals, or the Application including, but not limited to, the Assurances and Certifications contained therein or any instrument, note or any other document delivered to the CDFI Fund in connection with or pursuant to the Assistance Agreement;

(e) the failure of the Awardee to conduct its business in the usual and ordinary course or to maintain its corporate existence and right to carry on its business and duly obtain all necessary renewals, licensing and extensions thereof and to maintain, preserve and renew all such rights, powers, privileges and franchises;

(f) if the Assistance is in the form of an equity investment: (i) failure of the Awardee to abide by the terms and conditions of the equity issuance or (ii) any event that results in (A) a conversion or change of the form or transferability of the Assistance, (B) the Assistance constituting more than 50 percent of the equity of an Awardee, or (C) a determination that the CDFI Fund controls the operations of the Awardee;

(g) if the Assistance is in the form of a loan: (i) failure of the Awardee to abide by the terms and conditions of the Note; (ii) default in the due and punctual payment of the principal, interest, or both on the Note when and as the same shall become due and payable; or (iii) default in the due and punctual payment of the principal, interest, or both on a debt instrument of the Awardee that evidences funds borrowed by the Awardee and used as Matching Funds hereunder when said default results in the instrument's holder initiating proceedings against the Awardee to make all payments under said instrument immediately due and payable;

(h) the Awardee's becoming insolvent or unable to meet its obligations as they mature, making a general assignment for the benefit of creditors, or consenting to the appointment of a trustee or a receiver, or admitting in writing its inability to pay its debts as they mature;

(i) the institution of bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings by or against the Awardee and, if instituted against it, the same being consented to by the Awardee or remaining undismissed for a period of thirty (30) calendar days.

6.2 Sanctions. If the CDFI Fund finds the Awardee to be in default under Section 6.1, the CDFI Fund may, in its sole discretion, take any one or more of the following actions, subject to Section 6.4:

(a) require changes in the Awardee's Performance Goals;

(b) revoke approval of the Awardee's Application;

(c) revoke approval of any other applications submitted to the CDFI Fund by the Awardee under any of the CDFI Fund's programs, and declare such applications to be ineligible;

(d) reduce or terminate the Assistance authorized hereunder;

(e) require repayment of any Assistance that has been distributed to the Awardee pursuant hereto;

(f) render the Awardee ineligible to apply for additional Assistance from the CDFI Fund through future funding rounds;

(g) require the Awardee to convene a meeting(s) of its board of directors at which meeting(s) the CDFI Fund will be given the opportunity to address the attendees with respect to the CDFI Fund's evaluations and concerns regarding the performance of the Awardee under the Assistance Agreement;

(h) exercise the acceleration and/or default provisions of the Promissory Note, if the Assistance is in the form of a loan, and/or exercise the redemption and/or default provisions of the equity documents, if the Assistance is in the form of an equity investment; and/or

(i) take such other actions as the CDFI Fund deems appropriate including, but not limited to, suspension or revocation of CDFI certification.

6.3 No Waiver. No course of dealing on the part of the CDFI Fund or any delay or failure on the part of the CDFI Fund to exercise any right herein will operate as a waiver of the right or

otherwise prejudice the CDFI Fund's rights, powers and remedies under the Assistance Agreement, the Act, the CDFI Program Regulations or any other applicable law or regulation.

6.4 Notice of Default; Time to Cure. Prior to exercising or imposing any sanction(s) under section 6.2 herein, the CDFI Fund will, to the maximum extent practicable, provide the Awardee with written notice of the default and the prescribed sanctions(s). Unless otherwise specified in the notice, the Awardee shall have thirty (30) days from the date of the default notice to cure the default. If the Awardee believes that the default is of such a nature that it cannot be cured within the time set forth in the notice, then the Awardee may, within five (5) days of the date of the notice, request, in writing, additional time to cure the default. If the CDFI Fund determines, in its sole discretion, that such additional time is necessary, then the CDFI Fund may extend the cure period. If the CDFI Fund does not extend the cure period, as outlined above, and the Awardee fails to cure the default within the 30-day (or other period specified in the written notice) cure period, the CDFI Fund may, in its sole discretion, impose or exercise the sanction(s) set forth in its written notice, and any other sanction to which it might be entitled hereunder, or in law or at equity, within a timeframe set by the CDFI Fund in its sole discretion. Nothing in the Assistance Agreement, however, will create in the Awardee any right to any formal or informal hearing or comparable proceeding not otherwise required by law.

Notwithstanding the foregoing, if the CDFI Fund determines, in its sole discretion, that the Awardee has engaged in fraud, mismanagement, or other prohibited misconduct, or that the default is of such a nature that it cannot be cured, the CDFI Fund may, in its sole discretion, impose the prescribed sanction(s) without notice, except as may be required by law.

ARTICLE VII
MISCELLANEOUS

7.1 Entire Agreement. The Assistance Agreement (including all schedules and amendments thereto), the Application and the attachments, exhibits, appendices and supplements to the Application, and the Notice of Award, between the Awardee and the CDFI Fund with respect to the obligation of funds necessary to provide Assistance to the Awardee contain the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements or understandings, written or oral, in respect thereof, and no change, modification or waiver of any provision hereof shall be valid unless in writing and signed by the party to be bound. The Application, including any attachments, exhibits, appendices and supplements thereto, any attachments, schedules, exhibits, appendices and supplements to the Assistance Agreement, and said Notice of Award are incorporated in and made a part of this Agreement.

7.2 Assignment. The Awardee may not assign, pledge or otherwise transfer any rights, benefits or responsibilities of the Awardee under the Assistance Agreement without the prior written consent of the CDFI Fund. In addition, any assignment by the Awardee shall comply, to the extent applicable, with the Assignment of Claims Act, codified at 31 U.S.C. § 3727.

7.3 Successors. The rights, benefits and responsibilities of each of the parties to the Assistance Agreement shall inure to their respective successors, subject to this Section 7.3. If the Awardee merges with or is acquired by another entity, the CDFI Fund reserves the right to request information from and examine the new entity, which acquired or merged with the Awardee, to determine its acceptability as an Awardee. If the CDFI Fund determines that the new entity is not eligible or acceptable as an Awardee, or if the new entity does not agree to abide by all the provisions of the Assistance Agreement and shall continue operations and performance as if there were no interruption in the parties to the Assistance Agreement, the CDFI Fund may terminate the continued provision of Assistance under the Assistance Agreement and take any or all remedies it deems appropriate in accordance with Article VI hereof.

7.4 Severability. If any provision of the Assistance Agreement shall for any reason be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provision of the Assistance Agreement, and the Assistance Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been contained herein.

7.5 Applicable Law. The Assistance Agreement shall be governed by and construed in accordance with Federal law to the extent such Federal law is applicable, and to the extent Federal law is not applicable, the Assistance Agreement shall be governed by and construed in accordance with the law of the State of incorporation of the Awardee.

7.6 Disclaimer of Relationships.

(a) The Awardee shall not be deemed to be an agency, department or instrumentality of the United States merely by virtue of it being an Awardee.

(b) Nothing in the Assistance Agreement, nor any act of the CDFI Fund or the Awardee, shall be construed by either of them, or by a third party, to create any relationship of third-party beneficiary, principal and agent, limited or general partner or joint venture, or of any association or relationship whatsoever involving the CDFI Fund.

(c) Notwithstanding any other provision of law, the CDFI Fund shall not be deemed to control the Awardee by reason of any Assistance provided hereunder for the purpose of any other applicable law, provided that the CDFI Fund does not own more than 50 percent of the equity of the Awardee.

7.7 Counterparts. The Assistance Agreement may be executed in counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument.

7.8 Headings. The headings contained in the Assistance Agreement are for convenience only and shall not affect the meaning or interpretation of the Assistance Agreement.

7.9 Amendments.

(a) The terms of the Assistance Agreement may be amended, modified, or supplemented by the mutual written consent of the parties hereto.

(b) If the Awardee proposes to make an amendment to Authorized Uses of Technical Assistance, Performance Goals, and/or Performance Period Pre-Noncompliance Amendments, amendment requests must be received by the CDFI Fund in writing with all required documentation no later than 60 days prior to the effective date of the change. Upon submission, Awardee must justify and document amendment requests.

(c) Amendments to Authorized Uses of Technical Assistance (Schedule 2):

(i) If applicable, TA Awardee must obtain prior written approval from the CDFI Fund if the Awardee wants to (i) eliminate a TA use or task; (ii) use cost savings from one authorized TA use for a new TA use if the cost savings to be used exceed $20,000, or (iii) transfer an amount greater than $20,000 between categories or to different tasks within a TA use category. If the amount of cost savings or transfer is $20,000 or less, the Awardee does not need to obtain the CDFI Fund's prior written approval to use said cost savings for a new TA use or to transfer the funding between or within Authorized TA Use categories; provided, however, that the new use or task must (1) build the Awardee's capacity to serve its Target Market or become certified as a CDFI; and (2) fall clearly within the Authorized Uses of Technical Assistance categories set forth in Section 3.8 of the Assistance Agreement and be allowable under OMB Circular A-87 (Cost Principles for State, Local and Indian Tribal Governments) or OMB Circular A-122 (Cost Principles for Nonprofit Organizations), as amended. The CDFI Fund reserves the right to require the Awardee to repay all or a portion of the TA if it expends the TA for a use that the CDFI Fund determines does not meet the aforementioned criteria.

(ii) Only one amendment to the Schedule 2 -- Authorized Uses of Technical Assistance will be permitted per each Year of the Performance Period.

(d) If the Awardee changes its fiscal year end during the Performance Period of the Award, the Awardee must submit an amendment request so that the CDFI Fund may modify the Assistance Agreement accordingly.

(e) Notwithstanding the above, the CDFI Fund may, upon reasonable notice to the Awardee, unilaterally amend the Assistance Agreement for the sole purpose of making ministerial or administrative changes or correcting scrivener's errors.

7.10 Survival of Representations and Warranties. All representations, warranties, covenants, and agreements made by the Awardee in the Assistance Agreement or the Application,

including, without limitation, all Assurances and Certifications contained in the Application, or in any document, report, certificate, financial statement, note or instrument now or hereafter furnished in connection with the Assistance Agreement shall survive the execution and delivery of the Assistance Agreement and the provision of any Assistance pursuant hereto.

7.11 Termination. Unless otherwise mutually agreed upon in writing by the Awardee and the CDFI Fund, the Assistance Agreement shall terminate when all of the following conditions have been met:

(a) the CDFI Fund determines that the Awardee has submitted to the CDFI Fund all reports and surveys required under the Agreement;

(b) the CDFI Fund determines that all Assistance provided under the Agreement has been used as permitted by the Agreement;

(c) the CDFI Fund determines that the Awardee has met all of its Performance Goals.

Notwithstanding the above, if the Assistance is in the form of a deposit or an equity investment, this Assistance Agreement will continue in effect (except as otherwise provided by the CDFI Fund writing) until such time that (i) the CDFI Fund ceases to own the equity investment and/or (ii) the CDFI Fund determines that the deposit and all accrued and unpaid interest and, if applicable, late fees thereon have been paid in full. If the Assistance is in the form of a loan, Attachments A and B of this Assistance Agreement will continue in effect until such time that the CDFI Fund determines that the loan principal and all accrued and unpaid interest and, if applicable, late fees thereon have been paid in full.

7.12 Applicability of Criminal Provisions. The criminal provisions of 18 U.S.C. § 657 regarding embezzlement or misappropriation of funds are applicable to all Awardees and Insiders.

7.13 Disclosure of Awardee Reports by Fund. The CDFI Fund will, consistent with applicable law, make reports described in Schedule 1 hereof available for public inspection after deleting any materials necessary to protect privacy or proprietary interests.

7.14 Limitation on Fund and Federal Liability. The liability of the CDFI Fund and the United States Government arising out of the provision of any Assistance to the Awardee hereunder shall be limited to the amount of such Assistance. The CDFI Fund shall be exempt from any assessments and other liabilities that may be imposed on controlling or principal shareholders by any Federal law or the law of any State. Nothing herein is intended or should be construed to affect the application of any Federal tax law.

7.15 Compliance with Non-Discrimination Statutes. The Awardee shall comply with all Federal statutes relating to non-discrimination, including, but not limited to: Title VI of the Civil Rights Act of 1964; Title IX of the Education Amendments of 1972; Section 504 of the Rehabilitation Act of 1973; the Age Discrimination Act of 1975; the Drug Abuse Office and

Treatment Act of 1972; the Comprehensive Alcohol Abuse and Alcoholism Prevention, Treatment and Rehabilitation Act of 1970; §§ 523 and 527 of the Public Health Service Act of 1912; and Title VIII of the Civil Rights Act of 1968.

7.16 Trafficking in persons.

a. **Provisions applicable to an Awardee that is a Private Entity.**

1. The Awardee, its employees, subrecipients under this award, and subrecipients' employees may not--

   i. Engage in severe forms of trafficking in persons during the period of time that the award is in effect;

   ii. Procure a commercial sex act during the period of time that the award is in effect; or

   iii. Use forced labor in the performance of the award or subawards under the award.

2. The CDFI Fund as the Federal awarding agency may unilaterally terminate this award, without penalty, if the Awardee or a subrecipient that is a Private Entity --

   i. Is determined to have violated a prohibition in paragraph a.1 of this Section; or

   ii. Has an employee who is determined by the CDFI Fund official authorized to terminate the award to have violated a prohibition in paragraph a.1 of this Section through conduct that is either--

      A. Associated with performance under this award; or

      B. Imputed to the Awardee or the subrecipient using the standards and due process for imputing the conduct of an individual to an organization that are provided in 2 CFR part 180, "OMB Guidelines to Agencies on Governmentwide Debarment and Suspension (Nonprocurement)," as implemented by our agency at 31 CFR 19.335.

b. **Provision applicable to an Awardee other than a Private Entity.** The CDFI Fund as the Federal awarding agency may unilaterally terminate this award, without penalty, if a subrecipient that is a Private Entity--

1. Is determined to have violated an applicable prohibition in paragraph a.1 of this Section; or

2. Has an employee who is determined by the CDFI Fund official authorized to terminate the award to have violated an applicable prohibition in paragraph a.1 of this Section through conduct that is either--

   i. Associated with performance under this award; or

   ii. Imputed to the subrecipient using the standards and due process for imputing the conduct of an individual to an organization that are provided in 2 CFR part 180, "OMB Guidelines to Agencies on Governmentwide Debarment and Suspension (Nonprocurement)," as implemented by our agency at 31 CFR 19.335.

c. **Provisions applicable to any recipient.**

1. The Awardee must inform the CDFI Fund immediately of any information the Awardee receives from any source alleging a violation of a prohibition in paragraph a.1 of this Section.

2. The CDFI Fund's right to terminate unilaterally that is described in paragraph a.2 or b of this Section:

   i. Implements section 106(g) of the Trafficking Victims Protection Act of 2000 (TVPA), as amended (22 U.S.C. 7104(g)), and

   ii. Is in addition to all other remedies for noncompliance that are available to the CDFI Fund under this award.

3. The Awardee must include the requirements of paragraph a.1 of this Section in any subaward the Awardee makes to a Private Entity.

d. **Definitions.** For purposes of this Section:

1. "Employee" means either:

   i. An individual employed by the Awardee or a subrecipient who is engaged in the performance of the project or program under this award; or

   ii. Another person engaged in the performance of the project or program under this award and not compensated by the Awardee including, but not limited to, a volunteer or individual whose services are contributed by a third party as an in-kind contribution toward cost sharing or matching requirements.

2. "Forced labor" means labor obtained by any of the following methods: the recruitment, harboring, transportation, provision, or obtaining of a person for labor or services, through the use of force, fraud, or coercion for the purpose of subjection to involuntary servitude, peonage, debt bondage, or slavery.

3. "Private entity":

   i. Means any entity other than a State, local government, Indian tribe, or foreign public entity, as those terms are defined in 2 CFR 175.25.

   ii. Includes:

      A. A nonprofit organization, including any nonprofit institution of higher education, hospital, or tribal organization other than one included in the definition of Indian tribe at 2 CFR 175.25(b).

      B. A for-profit organization.

4. "Severe forms of trafficking in persons," "commercial sex act," and "coercion" have the meanings given at section 103 of the TVPA, as amended (22 U.S.C. 7102).

Schedule 4-A
Award No.: 131FA011595
Awardee: Our Microlending, LLC

CERTIFICATE OF GOOD STANDING

Instructions:
The Awardee must provide the CDFI Fund with a Certificate of Good Standing from the Secretary of State for the Awardee's state of incorporation. This certificate can often be acquired online on the secretary of state website for the Awardee's state of incorporation and must be dated within 180 days of the date you execute the Assistance Agreement.

Special information for Awardees who are Regulated Institutions:
Awardees that are regulated institutions do not have to provide a Certificate of Good Standing.

Special information for NACA/Native Awardees:
Tribe Awardees. Awardees that are federally or state recognized tribes do not have to provide a Certificate of Good Standing.

Tribally Incorporated Awardees. NACA/Native Awardees who are incorporated by a Tribal Government rather than a state may provide the Certificate of Good Standing from the Tribal Government.

If the Tribal Government does not normally provide a Certificate of Good Standing, the Awardee may provide a letter from the Tribal Government confirming the Awardee is validly incorporated and is in good standing under the laws of the Tribal Government and is registered to conduct business. Offices within the Tribal Government that may be able to provide a letter with this information include: Officer/Secretary of the Tribal Council, Bureau of Indian Affairs Office, Executive Secretary of the Tribe, in house Tribal Legal office, Tribe Finance Office (head of Finance Department), or the Tribal Operations office.

[Attach Certificate of Good Standing]